Frisch's Restaurants Files Civil Lawsuit Against Former Officer

Company Seeks to Recover Embezzled Funds

CINCINNATI, Jan. 20, 2015 /PRNewswire/ -- Frisch's Restaurants, Inc. (NYSE MKT: FRS), announced today that it has filed a civil lawsuit against a former officer for allegedly defrauding the Company and embezzling a currently estimated $3.3 million over a multi-year period. In the Company's view at this point in the investigation, the fraud is not expected to have a material impact on previously reported net income for fiscal years 2014, 2013, 2012, and the first quarter of fiscal 2015. The Company has notified the appropriate law enforcement agencies and is evaluating the impact of the fraud on its reports on internal controls over financial reporting.

The Company's lawsuit alleges that Michael Hudson, the former assistant treasurer, forged payroll documents and created false documents and accounting entries to divert Company funds into his personal accounts. As a part of the civil complaint filed in the Court of Common Pleas for Hamilton County, Ohio, the Company is seeking full restitution of the diverted funds. According to Company representatives, Mr. Hudson told them that he has assumed full responsibility for his fraudulent actions; he has resigned.

The Company's Audit Committee of the Board of Directors has launched a special investigation and retained James Cummins, an attorney with the law firm of Cummins & Brown LLC and forensic accountants at Deloitte Financial Advisory Services LLP to assist with the investigation which is expected to conclude in the next several weeks.

"While we were saddened to learn of these unlawful and fraudulent acts carried out against the Company by a trusted and long-time employee, we took swift action as soon as we discovered the fraud," said Craig Maier, Frisch's Chief Executive Officer. "As a precautionary measure, the Company is implementing an additional layer of checks and balances in our accounting systems to protect against this type of fraudulent behavior in the future."

"Our employees and shareholders can take pride in the Company's 67-year history of success and its well-deserved reputation for integrity and responsibility," Mr. Maier added. "We can assure them that we will devote as much of our human and financial resources as are necessary to conclude this episode promptly and efficiently. The true quality and success of the Company's operations can be measured by the Company's solid financial footing so that the Company is now net debt free and experiencing continuing improved financial performance and greater unrestricted cash flow."

About Frisch's Restaurants, Inc.

Frisch's Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name "Frisch's Big Boy." All Frisch's Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The Company owns the trademark "Frisch's" and has exclusive, irrevocable ownership of the rights to the "Big Boy" trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch's Big Boy restaurants also offer "drive-thru" service. The Company also licenses Frisch's Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company currently operates 95 company-owned Frisch's Big Boy restaurants and there are an additional 26 franchised Frisch's Big Boy restaurants that are operated by licensees.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission.

CONTACT: Tom Becker, 212.573.6100, Tom_Becker@sitrick.com; Jeff Lloyd, 310.788.2850, Jeff_Lloyd@sitrick.com